EXHIBIT 12


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                        FIVE YEARS ENDED AUGUST 31, 1994

                                                                      For the Year Ended August 31
                                                  1994         1993         1992        1991         1990
                                                                      (Amounts in Thousands)
Income (Loss) before
  Extraordinary Item  . . . . . . . . . . . .  $    73,876  $    (30,400)   $    61,046  $    42,693  $    48,580

Income Tax Expense (Benefit)  . . . . . . . .  $     4,890  $     (6,433)   $     9,458        7,473        9,604

Minority Interest in Income of
  Subsidiary that has Fixed Charges   . . . .          333           865            -0-          -0-          -0-

Minority Interest in Loss of
  Subsidiary  . . . . . . . . . . . . . . . .       (4,855)          (37)           -0-          -0-          -0-

Equity Interest in Loss (Earnings) of
  Less-than-fifty Percent Owned
  Investees   . . . . . . . . . . . . . . . .          603         1,007          2,341          856          113

Total Fixed Charges
  (excluding interest capitalized)  . . . . .       64,383        55,268         47,719       54,443       47,000

Earnings  . . . . . . . . . . . . . . . . . .  $   139,230  $     20,270    $   120,564  $   105,465  $   105,297

Fixed Charges:
  Interest (including amounts
     capitalized)   . . . . . . . . . . . . .  $    51,842  $     43,873    $    34,426  $    42,481  $    37,226
  Estimated Interest Component
     of Rentals   . . . . . . . . . . . . . .       12,898        13,006         13,293       12,290       11,652

     Total Fixed Charges  . . . . . . . . . .  $    64,740  $     56,879    $    47,719  $    54,771  $    48,878

Ratio of Earnings to Fixed Charges  . . . . .          2.2           0.4            2.5          1.9          2.2

Earnings Inadequate to Cover
  Fixed Charges   . . . . . . . . . . . . . .               $     36,609
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